Exhibit 10.3

2008 AMENDED AND RESTATED
CHANGE OF CONTROL AGREEMENT

This 2008 Amended and Restated Change of Control Agreement (the “Agreement”) is made by and between Avnet, Inc., a New York corporation, with its principal place of business at 2211 South 47th Street, Phoenix, Arizona 85034 (“Avnet” or the “Company”) and      (the “Officer”) effective as of this 19th day of December, 2008 (the “Effective Date”). Avnet and the Officer are collectively referred to in this Agreement as the “Parties.”

WHEREAS, contemporaneously herewith, the Parties have entered into that certain 2008 Amended and Restated Employment Agreement (the “Employment Agreement”); and

WHEREAS, the Parties previously entered into a prior Change of Control Agreement effective      (the “Prior Agreement”); and

WHEREAS, the Parties wish to amend and restate the Prior Agreement primarily for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the guidance issued thereunder by the United States Department of Treasury and/or the Internal Revenue Service (collectively “Section 409A”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and the Employment Agreement, the Parties agree as follows:

1. Definitions.

(a) “Change of Control” means the date of the earliest to occur of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either: (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of members of the Board of Directors of the Company (the “Board”); provided, however, that the following transactions shall not constitute a Change of Control under this subsection (i): (x) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or

(ii) the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) are replaced during any twelve- (12-) month period by new Board members whose appointment or nomination was not endorsed by a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose any such individual whose appointment or nomination to the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of any member of the Board, or other actual or threatened solicitation of proxies or consents, by or on behalf of a Person other than a majority of the then Incumbent Board; or

(iii) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company (in one or more transactions) and, in either case, the consummation of such transaction.

(b) “Constructive Termination” means the happening of any of the following events without the written consent of the Officer:

(i) a material diminution of the Officer’s authorities, duties or responsibilities, including, without limitation, title and reporting relationship;

(ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Officer is required to report, including a requirement that the Officer report to another officer of the Company instead of reporting directly to the Board;

(iii) a material change in the geographic location at which the Officer is primarily required to perform services for the Company;

(iv) a material reduction in the Officer’s base compensation; or

(v) any other action or inaction that constitutes a material breach by the Company under its employment agreement with the Officer.

In accordance with Section 409A, the Officer shall give written notice to the Company (or its successor) within ninety (90) days of any of the foregoing events, and the Company (or its successor) shall have the opportunity to remedy its action within thirty (30) days after receipt of such notice. If the Company (or its successor) does not remedy its action within such thirty (30) day period, the Officer may separate from service no later than two (2) years after the occurrence of such event and such separation from service will constitute a Constructive Termination by the Company (or its successor).

(c) The “Exchange Act” shall mean the 1934 Securities Exchange Act, as amended.

2. Constructive Termination or Termination after Change of Control. If, within twenty-four (24) months following a Change of Control, the Company or its successor terminates the Officer’s employment without cause or by Constructive Termination, then the following provisions shall be applicable:

(a) The Officer will be paid by the Company (or its successor), and in lieu of any other payment rights under the Employment Agreement (except as provided in paragraph (c) below), an amount equal to 2.99 times (or 1.5 times where applicable) the sum of: (i) the Officer’s annual salary for the year in which such termination occurs and (ii) the Officer’s incentive compensation equal to the average of such incentive compensation for the highest two of the last five full fiscal years of the Company (or its successor); provided, however, that no payment shall be made until the Officer shall have incurred a “separation from service” within the meaning of Section 409A (“Separation from Service”). Notwithstanding anything to the contrary in this Agreement, if the Officer is a “specified employee” within the meaning of Section 409A at the time of Separation from Service, to the extent any payment required under this paragraph, or portion thereof, is “nonqualified deferred compensation” within the meaning of Section 409A, then such payment or portion will be paid in a lump sum within five (5) business days following the first day of the seventh month following the month of the Officer’s Separation from Service. Any other payment required under this paragraph, or portion thereof, that does not fall within the definition of nonqualified deferred compensation under Section 409A shall be paid in a lump sum within five (5) business days after the Officer incurs a Separation from Service.

(b) All unvested stock options and other equity compensation rights shall accelerate and vest and all shares of common stock of the Company (or its successor) awarded to the Officer under all of the Company’s Stock Compensation Plans (or any successor plan or plans of the Company or its successor), but not yet delivered to the Officer, will be accelerated and immediately vested so as to be immediately deliverable to, and where applicable exercisable by, the Officer.

(c) The Officer shall receive his accrued and unpaid salary on his last day of employment and any accrued and unpaid pro rata bonus will be paid through the date of termination (provided, however, that incentive compensation shall only be paid after the end of the performance period and only to the extent that performance targets have been met unless the terms applicable to the Officer’s incentive compensation provides that it will be payable upon a change of ownership or control within the meaning of Treas. Reg. §1.162-27(e)(2)(v))

(d) The Officer will continue to participate in the insured group medical, insured group dental, life insurance, disability insurance and automobile benefits in which the Officer is then participating for a period of two years from the date of his Separation from Service; provided that the Officer shall timely reimburse the Company (or its successor) for any portion of the premiums or costs that are charged to similarly situated active employees. If the Officer participates in group medical or group dental benefits that are self-insured, and the Officer makes an election for COBRA continuation coverage (within the meaning of Section 4980B of the Code) with respect to such medical and/or dental benefits, the Company (or its successor) shall pay, or reimburse the Officer, for a period of up to 18 months, that percentage of the Officer’s COBRA premium (covering the Officer and the Officer’s eligible spouse and dependents) equal to the percentage of the annual premium that the Company (or its successor) pays on behalf of similarly situated active employees (the “Company COBRA Payment”) plus a gross-up payment for any federal, state or local income taxes incurred by the Officer on the Company COBRA Payment. In compliance with Section 409A, notwithstanding any other provision of the medical, life, disability, or automobile plans and programs:

(i) The amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year;

(ii) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(iii) The right to reimbursement or right to in-kind benefit shall not be subject to liquidation or exchange for another benefit.

3. Certain Section 409A Matters. It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate payment for purposes of Section 409A, and that neither the Company nor the Officer shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Without limiting the generality of the foregoing, and for the avoidance of doubt, any payment for which the Officer would otherwise receive under the Employment Agreement, but for the Change of Control payment hereunder, upon a voluntary or involuntary Separation From Service, may also constitute nonqualified deferred compensation hereunder (the “Carry-Forward Payment”). Any Carry-Forward Payment that is payable under this Agreement shall be deemed to be a separate payment from any remaining amount required to be paid hereunder in determining whether such remaining amount is nonqualified deferred compensation under Section 409A. Moreover, the timing of the Carry-Forward Payment that is payable under this Agreement may only be accelerated (in comparison to its payment schedule under the Employment Agreement) if it is paid within 24 months following a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Section 409A.

4. Miscellaneous.

This Agreement supersedes and replaces the Prior Agreement. This Agreement modifies the Employment Agreement between the Officer and the Company only with respect to such terms and conditions that are specifically addressed in this Agreement. All other provisions of any Employment Agreement shall remain in full force and effect. The applicable provisions of Section 6 of the Employment Agreement are hereby incorporated by reference and shall be considered to be a part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

OFFICER	AVNET, INC.
_______________________________	By _______________________________